News

Release
Exhibit 99.2

Investor and Media Contact:
Brian Davis
brian.davis@tengion.com
267.960.4802

Tengion Announces IND Filing for Neo-Kidney Augment
Expected During First Half of 2013

-- Anticipated Development Pathway Would Provide Initial Human Proof-of-Concept Data in 2014 --

WINSTON-SALEM, NC, April 17, 2012 -- Tengion, Inc. (NASDAQ: TNGN), a leader in regenerative medicine, today announced that it recently completed a successful Pre-IND meeting with the U.S. Food and Drug Administration (FDA) for its lead preclinical program, the Neo-Kidney Augment™. The FDA and the Company have agreed on a good laboratory practice (GLP) animal study program required to support an Investigational New Drug (IND) filing and initiation of a Phase 1 clinical trial in chronic kidney disease (CKD) patients. The Company anticipates that it will submit an IND filing for the product candidate during the first half of 2013 and that its Phase 1 trial will provide initial human proof-of-concept data in 2014.

“We are very pleased with the progress of the Neo-Kidney Augment program. Our successful interactions with the FDA are a testament to the high quality of work done by our scientific team and have led to plans for an IND filing followed by a Phase 1 clinical trial to be conducted in CKD patients that could lead to human proof-of-concept data,” said John L. Miclot, Tengion’s President and Chief Executive Officer. “We are focused on realizing the key milestones for both of our lead programs in order to help patients as well as create value for all of our stakeholders.”

In addition to the Neo-Kidney Augment, the Company is developing the Neo-Urinary Conduit™, which is in a Phase 1 trial in bladder cancer patients and is intended to regenerate native-like urinary tissue for patients requiring a urinary diversion following bladder removal (cystectomy).

About the Neo-Kidney Augment™
The Neo-Kidney Augment™ is intended to prevent or delay the need for dialysis or kidney transplantation by catalyzing the regeneration of functional kidney tissue in patients with advanced chronic kidney disease (CKD). This increase in functional kidney mass could thereby delay or prevent the need for dialysis or kidney transplant in patients with end stage renal disease (ESRD). According to the United States Renal Data System, more than $27 billion in Medicare costs each year are attributable to patients with ESRD and ESRD is associated with an approximate 20% mortality rate per year, with the average life expectancy of a patient initiating dialysis of approximately four years. Tengion scientists have published and presented positive data on the effect of the Company’s Neo-Kidney Augment in four different preclinical models of CKD. Two of these preclinical models have been conducted for a sufficiently long period of time to demonstrate durability and an impact on survival. Tengion anticipates submitting an IND filing for the Neo-Kidney Augment to FDA during the first half of 2013. Tengion is also exploring moving forward using the Advanced Therapy Medicinal Products (ATMP) pathway, an established regulatory route in Europe for advanced cell-based therapies.

About the Neo-Urinary Conduit™
The Neo-Urinary Conduit™ is a combination of a patient’s own cells and bioabsorbable scaffold that is intended to catalyze regeneration of a native-like urinary tissue conduit, passively transporting urine from the ureters through a stoma, or hole in the abdomen, into a standard ostomy bag. Standard of care for patients requiring a non-continent urinary diversion uses bowel tissue to construct a conduit for urine to exit from the body. There are over 20,000 urinary diversions performed annually in the United States and Europe. These patients are at risk for complications associated with the use of bowel tissue, as well as for those associated with the surgery to harvest the bowel tissue. The Neo-Urinary Conduit is the only product candidate currently in development that aims to avoid the use of bowel tissue. The Neo-Urinary Conduit is being evaluated in an ongoing Phase 1 clinical trial in bladder cancer patients requiring a urinary diversion following bladder removal (cystectomy). The trial is designed to assess the safety and preliminary efficacy of the Neo-Urinary Conduit in up to 10 patients, as well as to translate the surgical procedure successfully used in preclinical animal models into clinical trials with human patients.  Four patients have been enrolled to date in the trial at the University of Chicago Medical Center and at The Johns Hopkins Hospital in Baltimore, Maryland. The Company expects to complete implantation of the remaining patients in the trial by the end of 2012.

About Tengion
Tengion, a clinical-stage regenerative medicine company, is focused on developing its Organ Regeneration Platform™, to harness the intrinsic regenerative pathways of the body to regenerate a range of native-like organs and tissues and delay or eliminate the need for chronic disease therapies, organ transplantation, and the administration of anti-rejection medications. An initial clinical trial is ongoing for the Company’s lead product candidate, the Neo-Urinary Conduit™, an autologous implant that is intended to catalyze regeneration of native-like urinary tissue for bladder cancer patients requiring a urinary diversion following bladder removal. The Company’s lead preclinical candidate is the Neo-Kidney Augment™, which is designed to prevent or delay dialysis kidney transplantation by increasing renal function in patients with advanced chronic kidney disease. Tengion has worldwide rights to its product candidates.

Forward-Looking Statements
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to the Company's: (i) plans to develop and commercialize its product candidates, including the Neo-Kidney Augment and the Neo-Urinary Conduit; and (ii) expectations regarding ongoing and planned preclinical studies and clinical trials.  Although Tengion believes that these statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there are a number of factors that may cause actual results to differ from these statements. For instance there can be no assurance that: (i) the Company will be able to successfully enroll patients in its clinical trials, including its  Phase 1 clinical trial for the Neo-Urinary Conduit; (ii) patients enrolled in the Company's clinical trials will not experience adverse events related to the Company's product candidates, which could delay clinical trials or cause the Company to terminate the development of a product candidate; (iii) the results of the clinical trial for the Neo-Urinary Conduit will support further development of that product candidate; (iv) data from the Company's ongoing preclinical studies, including its proposed GLP program for the Neo-Kidney Augment, will continue to be supportive of advancing such preclinical product candidates; and (v) the Company will be able to progress its product candidates that are undergoing preclinical testing, including the Neo-Kidney Augment, into clinical trials and that the Company will be successful in designing such clinical trials in a manner that supports the development of such product candidate; and (vi) the Company will be able enter into strategic partnerships on favorable terms, if at all, or obtain the capital it needs to develop its product candidates and continue its operations.  For additional factors which could cause actual results to differ from expectations, reference is made to the reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.  The forward looking statements in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or expectations in this release.

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